COMPLIANCE SERVICES ADDENDUM
TO
MASTER SERVICES AGREEMENT

This Addendum, (the “Addendum”) is made this February 23, 2007 between COMMONWEALTH INTERNATIONAL SERIES TRUST (the “Trust”), a Massachusetts Business Trust, having its principal place of business at 5847 San Felipe #850, Houston, Texas 77057, and BISYS Fund Services Ohio, Inc. (“BISYS”), an Ohio corporation having a place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

WHEREAS, the Trust is a registered investment company, and will become subject to the requirements of Rule 38a-1 under the 1940 Act, which requires each registered investment company to adopt policies and procedures that are reasonably designed to prevent it from violating the federal securities laws;

WHEREAS, BISYS performs certain administration and other services for the Trust pursuant to that certain Master Services Agreement (the “Agreement”) dated as of November 1, 2006 between BISYS and the Trust;

WHEREAS, BISYS offers compliance services through its ComplianceEDGE program, which may be tailored to create a compliance program for the Trust;

WHEREAS, the Trust desires that BISYS provide its ComplianceEDGE program services in connection with the institution of a more comprehensive compliance program for the Trust;

WHEREAS, BISYS is legally qualified and has the requisite knowledge and expertise to perform and is willing to perform the services enumerated in this Addendum on the terms and conditions set forth in this Addendum; and

WHEREAS, BISYS and the Trust wish to enter into this Addendum in order to set forth the terms under which BISYS will perform the services enumerated herein on behalf of the Trust, and to supplement and clarify certain provisions of the Agreement.

NOW, THEREFORE, in consideration of the covenants herein contained, the Trust and BISYS hereby agree as follows:

1. Compliance Services.

(a) The parties mutually agree to coordinate and cooperate in connection with the maintenance of written compliance polices and procedures (the “Fund Compliance Program”) which, in the aggregate, shall be deemed by the Trust’s Board of Trustees (the “Board”) to be reasonably designed to prevent the Trust from violating the provisions of the Federal securities laws applicable to the Trust (the “Applicable Securities Laws”), as required under Rule 38a-1 under the 1940 Act.

(b)  BISYS will provide the following services in relation to the Fund Compliance Program during the term of this Addendum: (i) assist the Trust in maintaining the Fund Compliance Program; (ii) assist the Trust’s Chief Compliance Officer (the “Chief Compliance Officer” or “CCO”) in the preparation and evaluation of the results of annual reviews of the compliance policies and procedures of the service providers to the Trust as provided in Rule 38a-1 (“Service Providers”); (iii) provide support services to the Chief Compliance Officer, including support for conducting an annual review of the Fund Compliance Program; (iv) assist the Chief Compliance Officer in developing standards for reports to the Board by BISYS and other Service Providers; (v) assist the Chief Compliance Officer in developing standards for reports to the Board by the Chief Compliance Officer; (vi) assist the Chief Compliance Officer in preparing or providing documentation for the Board to make findings and conduct reviews pertaining to the Fund Compliance Program and compliance programs and related policies and procedures of Service Providers; (vii) perform risk-based testing and reporting of the compliance policies and procedures of each service (other than the services set forth in this Addendum) provided to the Trust by BISYS and any BISYS affiliate acting as the Trust’s distributor, taking into account reasonable requests from the CCO to the extent practicable; (viii) provide copies of any compliance policies and procedures and any amendments thereto relating to BISYS and any BISYS affiliate acting as the Trust’s distributor as the Trust or the CCO may reasonably request in connection with the Fund Compliance Program; (ix) provide copies of BISYS’ SAS 70 reports and SEC deficiency letters to the extent comments relate specifically to the Fund, and upon the periodic request of the Trust, redacted copies of SEC deficiency letters of BISYS or its affiliates that provide services to the Trust, to the extent that comments relate and are applicable to the services provided to the Trust (BISYS may redact client names and such other information it deems confidential); and (x) provide such information reasonably requested by the CCO, or the Board in connection with the Board’s determination regarding the adequacy and effectiveness of the compliance policies and procedures of BISYS and any BISYS affiliate acting as the Trust’s distributor.

(c) The Trust will provide or arrange for the provision of the Chief Compliance Officer. The Trust acknowledges that BISYS will not be responsible for providing the Chief Compliance Officer, and that if the Trust elects to have BISYS provide the Chief Compliance Officer in the future, additional terms and conditions and additional fees will apply. The Trust will provide to BISYS copies of the Fund Compliance Program, related policies and procedures, and all other books and records of the Trust as BISYS deems necessary or desirable in order to perform its obligations under this Addendum.

(d) Notwithstanding any provision of the Agreement or any other agreement or instrument that expressly or by implication provides to the contrary, it is expressly agreed and acknowledged that BISYS cannot ensure that the Trust complies with the Applicable Securities Laws.

2. Fees and Expenses.

(a) BISYS shall be entitled to receive from the Trust an annual fee of $40,000.00 (“Annual Fee”) paid in equal monthly installments (subject to the last sentence of this section) reflecting the amounts charged by BISYS for the performance of services under this Addendum. The fees hereunder shall be in addition to all fees and expenses charged by BISYS under the Agreement. BISYS and Commonwealth hereby agree that the monthly fee for the first month of service shall be one-half of the usual monthly fee. Thereafter, the monthly fee for services shall be the full monthly fee.

(b) Commencing on the one-year anniversary of the Effective Date, BISYS may annually increase the above fees by up to an amount equal to the most recent annual percentage increase in consumer prices for services as measured by the United States Consumer Price Index entitled “All Services Less Rent of Shelter” or a similar index mutually agreed upon by the parties should such index no longer be published.

(c) In addition to paying BISYS the fees, the Trust agrees to reimburse BISYS for all of its actual out-of-pocket expenses reasonably incurred in providing services under this Addendum not paid under the Agreement, including but not limited to the following:

(i) All out-of-pocket travel costs for attending Board meetings if and when such attendance was requested by the Board, and conducting due diligence of Service Providers at the direction of the Board, and attending training conferences and seminars (plus the costs of training) if and when such attendance was requested by the Board; and

(ii) The out-of-pocket costs incurred by BISYS in connection with the Fund Compliance Program, including those incurred by or with respect to other service providers, in assisting the Chief Compliance Officer under the Fund Compliance Program.

(d) All rights of compensation under this Addendum for services performed and for expense reimbursement shall survive the termination of this Addendum.

3. Information to be Furnished by the Trust.

(a) The Trust has furnished or shall promptly furnish to BISYS copies of the following, as amended and current as of the date of this Addendum:

The Fund Compliance Program or the various policies and procedures of the Trust that have been adopted through the date hereof which pertain to compliance matters that are required to be covered by the Fund Compliance Program, including the compliance programs of Service Providers other than BISYS, as necessary under Rule 38a-1 for inclusion in the Fund Compliance Program in accordance with Section 1(b) of this Agreement.

(b) The Trust shall furnish BISYS written copies of any amendments to, or changes in, the Fund Compliance Program or the various policies and procedures of the Trust, forthwith upon such amendments or changes becoming effective. In addition, the Trust agrees that no amendments will be made to the Fund Compliance Program, which might have the effect of changing the procedures employed by BISYS in providing the services agreed to hereunder or which amendment might affect the duties of BISYS hereunder unless the Trust first obtains BISYS’ approval of such amendments or changes, which approval shall not be withheld unreasonably.

(c) BISYS may rely on all documents furnished to it by the Trust and its agents in connection with the services to be provided under this Addendum, including any amendments to or changes in any of the items to be provided by the Trust pursuant to Section 4(a), and shall be entitled to indemnification with regard to such reliance, provided that such indemnification shall not apply to the extent of actions or omissions of BISYS involving its own bad faith, willful misfeasance, negligence in the performance or reckless disregard by BISYS, of its obligations and duties under this Addendum .

4. Term and Termination.

(a)  The compliance services to be rendered by BISYS under this Addendum shall commence on November 20, 2006, the Effective Date of this Addendum and shall continue in effect for an initial term of one year (the “Initial Term”). Thereafter, unless otherwise terminated pursuant to this Addendum, this Addendum shall be renewed automatically for successive one year periods (“Rollover Periods”). This Addendum may be terminated (i) after the Initial Term, upon the provision of ninety (90) days advance written notice by either party, (ii) by mutual agreement of the parties, or (iii) for “cause,” as defined in the Agreement, upon the provision of sixty (60) days advance written notice by the party alleging cause. This Addendum may be terminated as set forth above, without terminating the Agreement.

(b) Notwithstanding anything in this Addendum to the contrary, including but not limited to the provisions of Section 4(a), all of the obligations of the parties under this Addendum shall terminate automatically upon any termination of the Agreement.

5. Miscellaneous.

(a) Except as expressly set forth in this Addendum, the terms of the Agreement shall apply to the services rendered under this Addendum and the definition of terms and the general provisions of the Agreement shall be used on a residual basis to define any term or construe any issues arising under this Addendum that are not addressed by the express terms of this Addendum. Except as expressly set forth in this Addendum, the provisions of the Agreement remain unchanged and in full force and effect.

(b) The provisions set forth in this Addendum supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement.

(c) No Addendum or modification to this Addendum shall be valid unless made in writing and executed by both parties hereto.

(d) Paragraph headings in this Addendum are included for convenience only and are not to be used to construe or interpret this Addendum.

(e) This Addendum may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be duly executed all as of the day and year first above written.

COMMONWEALTH INTERNATIONAL SERIES TRUST

By:	/s/ Robert Scharar
Name:	Robert Scharar
Title:	President

BISYS FUND SERVICES OHIO, INC.

By:	/s/ Fred Naddaff
Name:	Fred Naddaff
Title:	President